Exhibit 99.2
Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read together with our consolidated financial statements and related notes, which are included in this report, and the “Risk Factors” information, set forth in Item 1A in our Annual Report on Form 10-K for the fiscal year ended October 31, 2009, filed on January 12, 2010.
Overview
Over the past 39 years, Quiksilver has been established as a global company representing the casual, youth lifestyle associated with boardriding sports. We began operations in 1976 as a California company making boardshorts for surfers in the United States under a license agreement with the Quiksilver brand founders in Australia. Our product offering expanded in the 1980s as we expanded our distribution channels. After going public in 1986 and purchasing the rights to the Quiksilver brand in the United States from our Australian licensor, we further expanded our product offerings and began to diversify. In 1991, we acquired the European licensee of Quiksilver and introduced Roxy, our surf brand for teenage girls. We also expanded demographically in the 1990s by adding products for boys, girls, toddlers and men, and we introduced our proprietary retail store concept, which displays the heritage and products of Quiksilver and Roxy. In 2000, we acquired the international Quiksilver and Roxy trademarks, and in 2002, we acquired our licensees in Australia and Japan. In 2004, we acquired DC Shoes, Inc. to expand our presence in action sports-inspired footwear. In 2005, we acquired Skis Rossignol SA, a wintersports and golf equipment company. Today our products are sold throughout the world, primarily in surf shops, skate shops, snow shops and specialty stores.
In November 2008, we completed the sale of our Rossignol business, which included the brands Rossignol, Dynastar, Look and Lange for an aggregate purchase price of approximately $50.8 million. We incurred a pre-tax loss on the sale of Rossignol of approximately $212.3 million, partially offset by a tax benefit of approximately $89.4 million, recognized primarily during the three months ended January 31, 2009. Our Rossignol business, including both wintersports equipment and related apparel, is classified as discontinued operations. The assets and related liabilities of our remaining Rossignol apparel business are classified as held for sale, and the operations are classified as discontinued in our consolidated financial statements. Also, as part of our acquisition of Rossignol in 2005, we acquired a majority interest in Roger Cleveland Golf Company, Inc. Our golf equipment operations were subsequently sold in December 2007 and are also classified as discontinued operations in our consolidated financial statements. As a result of these dispositions, the following information has been adjusted to exclude both our Rossignol and golf equipment businesses.
We operate in the outdoor market of the sporting goods industry in which we design, produce and distribute branded apparel, footwear, accessories and related products. We operate in three segments, the Americas, Europe and Asia/Pacific. Our Americas segment includes revenues from the U.S., Canada and Latin America. Our European segment includes revenues primarily from Western Europe. Our Asia/Pacific segment includes revenues primarily from Australia, Japan, New Zealand and Indonesia. Royalties earned from various licensees in other international territories are categorized in corporate operations along with revenues from sourcing services for our licensees. Revenues by segment from continuing operations are as follows:

	Year Ended October 31,
In thousands	2009	2008	2007	2006	2005
Americas	$929,691	$1,061,370	$995,801	$831,583	$752,797
Europe	792,627	933,119	803,395	660,127	591,228
Asia/Pacific	251,596	265,067	243,064	225,128	213,277
Corporate operations	3,612	5,080	4,812	5,312	5,115

Total revenues, net	$1,977,526	$2,264,636	$2,047,072	$1,722,150	$1,562,417

We operate in markets that are highly competitive, and our ability to evaluate and respond to changing consumer demands and tastes is critical to our success. If we are unable to remain competitive and maintain our consumer loyalty, our business will be negatively affected. We believe that our historical success is due to the development of an experienced team of designers, artists, sponsored athletes, technicians, researchers, merchandisers, pattern makers and contractors. Our team and the heritage and current strength of our brands has helped us remain competitive in our markets. Our success in the future will depend, in part, on our ability to continue to design products that are acceptable to the marketplace and competitive in the areas of quality, brand image, technical specifications, distribution methods, price, customer service and intellectual property protection.
Results of Operations
The table below shows certain components in our statements of operations and other data as a percentage of revenues:

	Year Ended October 31,
	2009	2008	2007
Statements of Operations data
Revenues, net	100.0%	100.0%	100.0%

Gross profit	47.1	49.5	48.1
Selling, general and administrative expense	43.1	40.4	38.2
Asset impairments	0.5	2.9	0.0

Operating income	3.5	6.2	9.9
Interest expense	3.2	2.0	2.3
Foreign currency and other expense (income)	0.5	(0.2)	0.2

(Loss) income before provision for income taxes	(0.2)%	4.4%	7.4%

Other data
Adjusted EBITDA (1)	6.7%	12.3%	12.7%

(1)	For a definition of Adjusted EBITDA and a reconciliation of (loss) income from continuing operations attributable to Quiksilver, Inc. to Adjusted EBITDA, see footnote (4) to the table under Item 6. Selected Financial Data.
Our financial performance has been, and may continue to be, negatively affected by unfavorable global economic conditions. Continued or further deteriorating economic conditions are likely to have an adverse impact on our sales volumes, pricing levels and profitability. As domestic and international economic conditions change, trends in discretionary consumer spending become unpredictable and subject to reductions due to uncertainties about the future. When consumers reduce discretionary spending, purchases of apparel and footwear tend to decline. A general reduction in consumer discretionary spending due to the recession in the domestic and international economies or uncertainties regarding future economic prospects could have a material adverse effect on our results of operations.
Fiscal 2009 Compared to Fiscal 2008
Revenues
Our total net revenues decreased 13% in fiscal 2009 to $1,977.5 million from $2,264.6 million in fiscal 2008. In constant currency, net revenues decreased 8% compared to the prior year. Our net revenues in each of the Americas, Europe and Asia/Pacific segments include apparel, footwear, accessories and related products for our Quiksilver, Roxy, DC and other brands, which include Hawk, Raisins, Leilani, Radio Fiji, Lib Technologies, Gnu and Bent Metal.
In order to better understand growth rates in our foreign operating segments, we make reference to constant currency. Constant currency improves visibility into actual growth rates as it adjusts for the effect of changing foreign currency exchange rates from period to period. For income statement items, constant currency is calculated by taking the average foreign currency exchange rate used in translation for the current period and applying that same rate to the prior period. Our European segment is translated into constant currency using euros and our Asia/Pacific segment is translated into constant currency using Australian dollars as these are the primary functional currencies of each reporting segment. As such, this methodology does not account for movements in individual currencies within an operating segment (for example, non-euro currencies within our European segment). A constant currency translation methodology that accounts for movements in each individual currency could yield a different result compared to using only euros and Australian dollars. The following table presents revenues by segment in both historical currency and constant currency for the years ended October 31, 2008 and 2009:
In thousands

	Americas	Europe	Asia/Pacific	Corporate	Total
Historical currency (as reported)

October 31, 2008	$1,061,370	$933,119	$265,067	$5,080	$2,264,636
October 31, 2009	929,691	792,627	251,596	3,612	1,977,526
Percentage decrease	(12%)	(15%)	(5%)		(13%)

Constant currency (current year exchange rates)

October 31, 2008	$1,061,370	$849,423	$231,137	$5,080	$2,147,010
October 31, 2009	929,691	792,627	251,596	3,612	1,977,526
Percentage (decrease) increase	(12%)	(7%)	9%		(8%)
Revenues in the Americas decreased 12% to $929.7 million for fiscal 2009 from $1,061.4 million in the prior year, while European revenues decreased 15% to $792.6 million from $933.1 million and Asia/Pacific revenues decreased 5% to $251.6 million from $265.1 million for those same periods. In the Americas, the decrease in net revenues came primarily from the Roxy and Quiksilver brands and, to a lesser extent, our DC brand across all product lines. European net revenues decreased 7% in constant currency. The constant currency decrease in Europe was driven by a decrease in revenues from our Roxy brand and, to a lesser extent, our Quiksilver brand, partially offset by growth in our DC brand. Decreases in Roxy and Quiksilver brand revenues came primarily from our apparel and, to a lesser extent, our accessories product lines. DC brand revenue growth came primarily from our apparel and footwear product lines. Asia/Pacific’s net revenues increased 9% in constant currency. This constant currency increase in Asia/Pacific’s net revenues came across all product lines, primarily from our Roxy and Quiksilver brands and, to a lesser extent, growth in our DC brand.
Gross Profit
Our consolidated gross profit margin decreased to 47.1% in fiscal 2009 from 49.5% in the previous year. The gross profit margin in the Americas segment decreased to 37.6% from 42.0% in the prior year, our European segment gross profit margin decreased to 56.4% from 57.0%, and our Asia/Pacific segment gross profit margin increased to 53.9% from 52.9%. The decrease in the Americas segment gross profit margin was due primarily to market related price compression in both our company-owned retail stores and our wholesale business. Our European segment gross profit margin decreased primarily as a result of negative foreign currency translation effects of certain European subsidiaries that do not use euros as their functional currency, partially offset by improvements to our margin due to the foreign currency exchange effect of sourcing goods in U.S. dollars. In our Asia/Pacific segment, our gross profit margin increase was primarily due to improved margins in Japan compared to the prior year.
Selling, General and Administrative Expense
Our selling, general and administrative expense (“SG&A”) decreased 7% in fiscal 2009 to $851.7 million from $915.9 million in fiscal 2008. In the Americas segment, these expenses decreased 2% to $364.7 million in fiscal 2009 from $372.0 million in fiscal 2008, in our European segment, they decreased 10% to $341.8 million from $380.4 million, and in our Asia/Pacific segment, SG&A decreased 4% to $112.4 million from $117.2 million for those same periods. On a consolidated basis, expense reductions in SG&A were partially offset by approximately $28.8 million in charges related to restructuring activities, including severance costs. As a percentage of revenues, SG&A increased to 43.1% of revenues in fiscal 2009 compared to 40.4% in fiscal 2008. In the Americas, SG&A as a percentage of revenues increased to 39.2% compared to 35.0%. In Europe, SG&A as a percentage of revenues increased to 43.1% compared to 40.8% and in Asia/Pacific, SG&A as a percentage of revenues increased to 44.7%

compared to 44.2% in the prior year. The increase in SG&A as a percentage of revenues in our Americas segment was primarily due to lower revenues. Expense reductions were partially offset by $22.9 million in charges related to restructuring activities, including severance costs, and by $3.0 million of incremental bad debt charges. The increase in SG&A as a percentage of revenues in our European segment was primarily caused by lower revenues and, to a lesser extent, the cost of operating additional retail stores and severance costs of $4.1 million. In our Asia/Pacific segment, the slight increase in SG&A as a percentage of revenues primarily related to the cost of operating additional retail stores.
Asset Impairments
Asset impairment charges totaled approximately $10.7 million in fiscal 2009 compared to approximately $65.8 million in fiscal 2008. The current year charge relates to the impairment of leasehold improvements and other assets in certain retail stores, whereas the prior year charge included $55.4 million of goodwill impairment in addition to approximately $10.4 million of impairment of leasehold improvements and other assets in certain retail stores. We analyzed the profitability of our retail stores and determined that a total of 14 stores were not generating sufficient cash flows to recover our investment, 6 of which are scheduled to close in 2010. We are evaluating the timing of the closure of the remaining 8 stores and any costs associated with future rent commitments for these stores will be charged to future earnings upon store closure. With respect to the fiscal 2008 impairment, we determined 25 stores were not generating sufficient cash flows to recover our investment. Of these 25 stores, 15 still remain open and are planned to close at lease expiration or sooner if an early termination agreement can be reached.
Non-operating Expenses
Net interest expense increased to $63.9 million in fiscal 2009 compared to $45.3 million in fiscal 2008. This increase was primarily due to our recognition of additional interest expense that was previously allocated to the discontinued operations of Rossignol in the prior year and higher interest rates during the three months ended October 31, 2009 on our newly refinanced debt in Europe and the United States, partially offset by lower interest rates on our variable rate debt in Europe and the United States during the nine months ended July 31, 2009. Including both continuing and discontinued operations for the years ended October 31, 2009 and 2008, interest expense was $64.3 million and $59.3 million, respectively. In fiscal 2008, the discontinued Rossignol business was allocated interest based on intercompany borrowings.
Our foreign currency loss amounted to $8.6 million in fiscal 2009 compared to a gain of $5.8 million in fiscal 2008. This current year loss primarily resulted from the foreign currency exchange effect of certain non-U.S. dollar denominated liabilities and the settlement of certain foreign currency exchange contracts.
Our income tax expense was $66.7 million in fiscal 2009 compared to $33.0 million in fiscal 2008. Income tax expense in fiscal 2009 was unfavorably impacted by a non-cash valuation allowance adjustment of $72.8 million recorded against our deferred tax assets in the United States.
Loss / income from continuing operations and Adjusted EBITDA
Our loss from continuing operations attributable to Quiksilver, Inc. in fiscal 2009 was $73.2 million, or $0.58 per share on a diluted basis, compared to income from continuing operations attributable to Quiksilver, Inc. of $65.5 million, or $0.51 per share on a diluted basis for fiscal 2008. Adjusted EBITDA decreased to $131.5 million in fiscal 2009 compared to $278.9 million in fiscal 2008.
Fiscal 2008 Compared to Fiscal 2007
Revenues
Our total net revenues increased 11% in fiscal 2008 to $2,264.6 million from $2,047.1 million in fiscal 2007 primarily as a result of changes in foreign currency exchange rates and higher unit sales. The effect of foreign currency exchange rates accounted for approximately $105.7 million of the increase in total net revenues. Our net revenues in each of the Americas, Europe and Asia/Pacific segments include apparel, footwear, accessories and related products for our Quiksilver, Roxy, DC and other brands which include Hawk, Raisins, Leilani, Radio Fiji, Lib Technologies, Gnu and Bent Metal. Revenues in the Americas increased 7% to $1,061.4 million for fiscal 2008 from $995.8 million in the prior year, while European revenues increased 16% to $933.1 million from $803.4 million and Asia/Pacific revenues increased 9% to $265.1 million from $243.1 million for those same periods. In the Americas, the increase in revenues came primarily from DC brand revenues, partially offset by small decreases in our Quiksilver and Roxy brand revenues. The increase in DC brand revenues came primarily from growth in our footwear and apparel product lines. The decrease in Quiksilver and Roxy came across all product lines except for increases in our Quiksilver footwear and Roxy apparel product lines. Approximately $89.6 million of Europe’s revenue increase was attributable to the positive effects of changes in foreign currency exchange rates. The currency adjusted increase in Europe came primarily from growth in our DC brand and, to a lesser extent, growth in our Roxy brand, partially offset by a slight decrease in our Quiksilver brand. The increase in DC brand revenues came primarily from growth in footwear and apparel product lines, while increases in Roxy came primarily from growth in the accessories and apparel product lines. Approximately $16.1 million of Asia/Pacific’s revenue increase was attributable to the positive effects of changes in foreign currency exchange rates. The currency adjusted increase in Asia/Pacific revenues came primarily from our DC and Quiksilver brands, partially offset by a decrease in our Roxy brand revenues.
Gross Profit
Our consolidated gross profit margin increased to 49.5% in fiscal 2008 from 48.1% in the previous year. The gross profit margin in the Americas segment remained constant at 42.0%, our European segment gross profit margin increased to 57.0% from 55.1%, and our Asia/Pacific segment gross profit margin increased to 52.9% from 49.5%. The Americas gross profit margin would have increased due to higher percentages of sales through company-owned retail stores, where we earn both wholesale and retail margins, and improved sourcing costs, but such improvements were wholly offset by market related price compression. Our European gross profit margin increases were primarily due to a higher percentage of our sales through company-owned stores and improved sourcing costs. In Asia/Pacific, the gross profit margin increase compared to the prior year was primarily a result of the change in mix to higher retail sales compared to the prior year.
Selling, General and Administrative Expense
Our SG&A increased 17% in fiscal 2008 to $915.9 million from $782.3 million in fiscal 2007. In the Americas segment, these expenses increased 19% to $372.0 million in fiscal 2008 from $311.8 million in fiscal 2007, in our European segment they increased 20% to $380.4 million from $316.9 million, and in our Asia/Pacific segment, SG&A increased 16% to $117.2 million from $100.9 million for those same periods. As a percentage of revenues, SG&A increased to 40.4% of revenues in fiscal 2008 compared to 38.2% in fiscal 2007. In the Americas, SG&A as a percentage of revenues increased to 35.0% compared to 31.3%. In Europe, SG&A as a percentage of revenues increased to 40.8% compared to 39.4% and in Asia/Pacific, SG&A as a percentage of revenues increased to 44.2% compared to 41.5% in the prior year. The increase in SG&A as a percentage of revenues in our Americas segment was primarily due to the cost of opening and operating additional retail stores, increased costs resulting from the consolidation of our recently acquired Brazilian subsidiary and increased marketing costs. The increase in SG&A costs as a percentage of revenues in our European segment was primarily due to the costs of opening and operating additional retail stores and increased distribution costs. In our Asia/Pacific segment, the increase in SG&A as a percentage of revenues is primarily related to the cost of opening and operating additional retail stores and, to a lesser extent, a legal settlement on a retail store lease.
Asset Impairments
Asset impairment charges totaled $65.8 million in fiscal 2008 compared to zero in fiscal 2007. Of these charges, approximately $55.4 million related to Asia/Pacific goodwill, and approximately $10.4 million related to the impairment of leasehold improvements and other assets in certain retail stores. The goodwill and other impairment charges were recorded as a result of our annual impairment test, where it was determined that the carrying values of our assets were more than their estimated fair values as of October 31, 2008. The retail store impairment included 25 stores, primarily in the U.S., which were not generating sufficient cash flows to recover our investment.

Non-operating Expenses
Net interest expense decreased to $45.3 million in fiscal 2008 compared to $46.6 million in fiscal 2007 primarily as a result of lower interest rates on our variable-rate debt in the United States.
Our foreign currency gain amounted to $5.8 million in fiscal 2008 compared to a loss of $4.9 million in fiscal 2007. This current year gain resulted primarily from the foreign exchange effect of certain non-U.S. dollar denominated liabilities.
Our income tax rate increased to 33.3% in fiscal 2008 from 22.8% in fiscal 2007. The fiscal 2008 rate increased significantly over the fiscal 2007 rate due to the non-deductibility of the goodwill asset impairment recorded in fiscal 2008. This increase was partially offset by changes in accrual amounts for certain tax contingencies accounted for under ASC 740, “Income Taxes.”
Income from continuing operations and Adjusted EBITDA
Income from continuing operations attributable to Quiksilver, Inc. in fiscal 2008 decreased to $65.5 million, and earnings per share on a diluted basis decreased to $0.51 compared to income from continuing operations attributable to Quiksilver, Inc. of $116.7 million and diluted earnings per share of $0.90 for fiscal 2007. Adjusted EBITDA increased to $278.9 million in fiscal 2008 compared to $260.8 million in fiscal 2007.
Financial Position, Capital Resources and Liquidity
We generally finance our working capital needs and capital investments with operating cash flows and bank revolving lines of credit. Multiple banks in the United States, Europe and Australia make these lines of credit available to us. Term loans are also used to supplement these lines of credit and are typically used to finance long-term assets. In fiscal 2005, we issued $400 million of senior notes to fund a portion of the purchase price for our acquisition of Rossignol and to refinance certain existing indebtedness, and in July 2009, we closed a $153.1 million five year senior secured term loan to provide additional liquidity to our business. The cost of obtaining this additional liquidity was in the form of a higher interest rate on the five year senior secured term loan as compared to the debt that it replaced. This higher interest rate is reflected in our net interest expense of $63.9 million for the fiscal year ended October 31, 2009, which represents an increase of $18.6 million in interest expense over the fiscal year ended October 31, 2008. However, $3.4 million of this additional interest expense was non-cash interest. As of October 31, 2009, we had a total of $1,039.3 million of indebtedness.
We are highly leveraged; however, we believe that our cash flows from operations, together with our existing credit facilities and term loans will be adequate to fund our capital requirements for at least the next twelve months. During fiscal 2009, we closed a $153.1 million five year senior secured term loan, refinanced our existing asset-based credit facility with a new $200 million three year asset-based credit facility for our Americas segment, and we refinanced our short-term uncommitted lines of credit in Europe with a new €268 million multi-year facility. The closing of these transactions enabled us to extend a significant portion of our short-term maturities to a long-term basis. However, the applicable interest rates on these refinanced obligations, particularly the five year senior secured term loan, are higher than on the obligations they replaced.
Unrestricted cash and cash equivalents totaled $99.5 million at October 31, 2009 versus $53.0 million at October 31, 2008. Working capital amounted to $561.7 million at October 31, 2009, compared to $631.3 million at October 31, 2008, a decrease of 11%.
Operating Cash Flows
Operating activities of continuing operations provided cash of $192.4 million in fiscal 2009 compared to $179.5 million in fiscal 2008. This $12.9 million increase was primarily due to increased cash provided from working capital of $145.2 million, partially offset by the effect of our net loss and other non-cash charges, which amounted to $132.3 million.

Capital Expenditures
We have historically avoided high levels of capital expenditures for our apparel manufacturing functions by using independent contractors for a majority of our production.
Fiscal 2009 capital expenditures were $54.6 million, which was approximately $36.4 million less than the $90.9 million we spent in fiscal 2008. In fiscal 2009, we invested in company-owned retail stores, warehouse equipment and computer systems.
Capital expenditures for new company-owned retail stores are expected to be reduced in fiscal 2010. A campus facility is being constructed for our European headquarters and computer hardware and software will also be purchased to continuously improve our systems. Capital spending for these and other projects in fiscal 2010 is expected to be around $50 million. We expect to fund our capital expenditures primarily from our operating cash flows.
Acquisitions and Dispositions
We completed the sale of our Rossignol business in November 2008 for a sale price of approximately $50.8 million, comprised of $38.1 million in cash and a $12.7 million seller’s note. The note was canceled in October 2009 in connection with the completion of the final working capital adjustment. The business sold included the related brands of Rossignol, Dynastar, Look and Lange. In December 2007, we sold our golf equipment business for a transaction value of $132.5 million.
Debt Structure
We generally finance our working capital needs and capital investments with operating cash flows and bank revolving lines of credit. Multiple banks in the United States, Europe and Australia make these lines of credit available to us. Term loans are also used to supplement these lines of credit and are typically used to finance long-term assets. In July 2005, we issued $400 million in senior notes to fund a portion of the acquisition of Rossignol and to refinance certain existing indebtedness, and in July 2009, we closed a $153.1 million five year senior secured term loan to provide additional liquidity to our business. Our debt structure at October 31, 2009 includes short-term lines of credit and long-term loans as follows:

In thousands	U.S. Dollar	Non U.S. Dollar	Total
European short-term credit arrangements	$—	$14	$14
Asia/Pacific short-term credit arrangements	—	32,578	32,578

Short-term lines of credit	—	32,592	32,592

Americas credit facility	—	—	—
European long-term debt	—	325,685	325,685
European credit facilities	—	75,252	75,252
Rhône term loan	109,329	26,335	135,664
Senior Notes	400,000	—	400,000
Deferred purchase price obligation	—	49,144	49,144
Capital lease obligations and other borrowings	2,639	18,277	20,916

Long-term debt	511,968	494,693	1,006,661

Total	$511,968	$527,285	$1,039,253

In July 2005, we issued $400 million in senior notes, which bear a coupon interest rate of 6.875% and are due April 15, 2015. The senior notes were issued at par value and sold in accordance with Rule 144A and Regulation S. In December 2005, these senior notes were exchanged for publicly registered notes with identical terms. The senior notes are guaranteed on a senior unsecured basis by certain of our domestic subsidiaries that guarantee any of our indebtedness or our subsidiaries’ indebtedness, or are obligors under our existing asset-based credit facility in the Americas segment. We may redeem some or all of the senior notes after April 15, 2010 at fixed redemption prices as set forth in the indenture.
The indenture for our senior notes includes covenants that limit our ability to, among other things: incur additional debt; pay dividends on our capital stock or repurchase our capital stock; make certain investments; enter into certain types of transactions with affiliates; limit dividends or other payments by our restricted subsidiaries to us; use assets as security in other transactions; and sell certain assets or merge with or into other companies. If we experience a change of control (as defined in the indenture), we will be required to offer to purchase the senior notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. We currently are in compliance with the covenants of the indenture. In addition, we have approximately $7.1 million in unamortized debt issuance costs included in other assets as of October 31, 2009.
On July 31, 2009, we entered into a $153.1 million five year senior secured term loan with funds affiliated with Rhône Capital LLC. In connection with the term loan, we issued warrants to purchase approximately 25.7 million shares of our common stock, representing 19.99% of our outstanding equity at the time, with an exercise price of $1.86 per share. The warrants are fully vested and have a seven year term. The estimated fair value of these warrants at issuance was $23.6 million. This amount was recorded as a debt discount and is being amortized into interest expense over the term of the loan. In addition, we incurred approximately $15.8 million in debt issuance costs which are included in prepaid expenses (short-term) and other assets (long-term) and are being amortized into interest expense over the five year term of the loan. The term loan is primarily secured by certain of our trademarks in the Americas and a first or second priority interest in substantially all property related to our Americas business. The term loan bears an interest rate of 15% on a $125 million tranche, with 6% of that interest payable in kind or in cash, at our option. The remaining tranche is denominated in euros (€20 million) and also bears an interest rate of 15%, with the full 15% payable in kind or cash at our option. Net proceeds from the new term loan were used to reduce other borrowings and increase our cash reserves. The term loan contains customary restrictive covenants and default provisions for loans of its type. We are currently in compliance with such covenants.
On July 31, 2009, we also entered into a new $200 million three year asset-based credit facility for our Americas segment (with the option to expand the facility to $250 million on certain conditions) which replaced our existing credit facility which was to expire in April 2010. The new credit facility, which expires in July 2012, includes a $100 million sublimit for letters of credit and bears interest at a rate of LIBOR plus a margin of 4.0% to 4.5%, depending upon availability. In connection with obtaining the credit facility, we incurred approximately $9.1 million in debt issuance costs which are included in prepaid expenses (short-term) and other assets (long-term) and are being amortized into interest expense over the term of the credit facility. As of October 31, 2009, there were no borrowings outstanding under this credit facility, other than outstanding letters of credit, which totaled $34.7 million.
The Americas credit facility is guaranteed by Quiksilver, Inc. and certain of our domestic and Canadian subsidiaries. The facility is secured by our U.S. and Canadian accounts receivable, inventory, certain intangibles, a second priority interest in substantially all other personal property and a second priority pledge of shares of certain of our domestic subsidiaries. The borrowing base is limited to certain percentages of eligible accounts receivable and inventory from our participating subsidiaries. The facility contains customary default provisions and restrictive covenants for facilities of its type. We are currently in compliance with such covenants.
On July 31, 2009, we entered into a commitment with a group of lenders in Europe to refinance our European indebtedness. This refinancing, which closed and was funded on September 29, 2009, consists of two term loans totaling approximately $251.7 million (€170 million), an $85.9 million (€58 million) credit facility and a line of credit of $59.2 million (€40 million) for issuances of letters of credit. Together, these are referred to as our “European Facilities.” The maturity of these European Facilities is July 31, 2013. The term loans have minimum principal repayments due on January 31 and July 31 of each year, with €14.0 million due for each semi-annual payment in 2010, €17.0 million due for each semi-annual payment in 2011 and €27.0 million due for each semi-annual payment in 2012 and 2013. Amounts outstanding under the European Facilities bear interest at a rate of Euribor plus a margin of between 4.25% and 4.75%. The weighted average borrowing rate on the European Facilities was 5.09% as of October 31, 2009. In connection with obtaining the European Facilities, we incurred approximately $19.3 million in debt issuance costs which are included in prepaid expenses (short-term) and other assets (long-term) and are being amortized into interest expense over the term of the European Facilities. As of October 31, 2009, there were borrowings of approximately $251.7 million outstanding on the two term loans, approximately $37.0 million outstanding on the credit facility, and approximately $26.6 million of outstanding letters of credit.
The European Facilities are guaranteed by Quiksilver, Inc. and secured by pledges of certain assets of our European subsidiaries, including certain trademarks of our European business and shares of certain European subsidiaries. The European Facilities contain customary default provisions and covenants for transactions of this type. We are currently in compliance with such covenants.
In connection with the closing of the European Facilities, we refinanced an additional European term loan of $74.0 million (€50 million) such that its maturity date aligns with the European Facilities. This term loan has principal repayments due on January 31 and July 31 of each year, with €8.9 million due in the aggregate in 2011, €12.6 million due in the aggregate in 2012 and €28.5 million due in the aggregate in 2013. This extended term loan currently bears an interest rate of 3.23%, but will change to a variable rate of Euribor plus a margin of 4.8% beginning in July 2010. This term loan has the same security as the European Facilities and it contains customary default provisions and covenants for loans of its type. We are currently in compliance with such covenants.
In August 2008, certain of our European subsidiaries entered into a $148.0 million (€100 million) secured financing facility which expires in August 2011. Under this facility, we may borrow up to €100.0 million based upon the amount of accounts receivable that are pledged to the lender to secure the debt. Outstanding borrowings under this facility accrue interest at a rate of Euribor plus a margin of 0.55% (currently 1.34%). As of October 31, 2009, we had approximately $38.2 million of borrowings outstanding under this facility. This facility contains customary default provisions and covenants for facilities of its type. We are currently in compliance with such covenants.
In Asia/Pacific, we have uncommitted revolving lines of credit with banks that provide up to approximately $45.8 million ($50.3 million Australian dollars) for cash borrowings and letters of credit. These lines of credit are generally payable on demand, although we believe the banks will continue to make these lines of credit available to us. The amount outstanding on these lines of credit at October 31, 2009 was $32.6 million, in addition to $3.4 million in outstanding letters of credit, at an average borrowing rate of 2.2%.
Our current credit facilities allow for total maximum cash borrowings and letters of credit of $357.7 million. Our total maximum borrowings and actual availability fluctuate depending on the extent of assets comprising our borrowing base under certain credit facilities. We had approximately $107.8 million of borrowings drawn on these credit facilities as of October 31, 2009, and letters of credit issued at that time totaled $64.8 million. The amount of availability for borrowings under these facilities as of October 31, 2009 was $142.7 million, all of which was committed. Of this $142.7 million in committed capacity, $93.8 million can also be used for letters of credit. In addition to the $142.7 million of availability for borrowings, we also had $42.4 million in additional capacity for letters of credit in Europe and Asia/Pacific as of October 31, 2009.
In connection with our acquisition of Rossignol, we deferred payment of a portion of the purchase price. This deferred purchase price obligation is expected to be paid in 2010 and accrues interest equal to the 3-month Euribor plus 2.35% (currently 3.14%) and is denominated in euros. The carrying amount of the obligation fluctuates based on changes in the exchange rate between euros and U.S. dollars. We have a cash collateralized guarantee to the former owner of Rossignol of $52.7 million to secure this deferred purchase price obligation. The cash related to this guarantee is classified as restricted cash on our balance sheet as of October 31, 2009. As of October 31, 2009, the deferred purchase price obligation totaled $49.1 million.
We also had approximately $20.9 million in capital leases and other borrowings as of October 31, 2009.
Our financing activities from continuing operations used cash of $104.9 million in fiscal 2009, and provided cash of $191.8 million and $176.6 million in fiscal 2008 and 2007, respectively. In fiscal 2009 we used the proceeds from the sale of Rossignol to pay down debt, while in fiscal 2008 and 2007, our debt increased to fund the operations of Rossignol and the business acquisitions and capital expenditures discussed above.
Contractual Obligations and Commitments
We lease certain land and buildings under non-cancelable operating leases. The leases expire at various dates through 2028, excluding renewals at our option, and contain various provisions for rental adjustments including, in certain cases, adjustments based on increases in the Consumer Price Index. The leases generally contain renewal provisions for varying periods of time. We also have long-term debt related to business acquisitions. Our deferred purchase price obligation related to the Rossignol acquisition totals $49.1 million and is included in the current portion of long-term debt as of October 31, 2009. Our significant contractual obligations and commitments are summarized in the following table:

	Payments Due by Period
		Two to	Four to	After
	One	Three	Five	Five
In thousands	Year	Years	Years	Years	Total
Operating lease obligations	$107,900	$184,455	$135,007	$144,669	$572,031
Long-term debt obligations(1)	95,231	207,080	304,350	400,000	1,006,661
Professional athlete sponsorships(2)	18,649	19,049	7,132	500	45,330
Certain other obligations(3)	64,753	—	—	—	64,753

	$286,533	$410,584	$446,489	$545,169	$1,688,775

(1)	Excludes required interest payments. See note 7 of our consolidated financial statements for interest terms.

(2)	We establish relationships with professional athletes in order to promote our products and brands. We have entered into endorsement agreements with professional athletes in sports such as surfing, skateboarding, snowboarding, bmx and motocross. Many of these contracts provide incentives for magazine exposure and competitive victories while wearing or using our products. It is not possible to determine the amounts we may be required to pay under these agreements as they are subject to many variables. The amounts listed are the approximate amounts of minimum obligations required to be paid under these contracts. The estimated maximum amount that could be paid under existing contracts is approximately $61.9 million and would assume that all bonuses, victories, etc. are achieved during a five-year period. The actual amounts paid under these agreements may be higher or lower than the amounts listed as a result of the variable nature of these obligations. Under our current sponsorship agreement with Kelly Slater, in addition to the cash payment obligations included in the above table, we have agreed to propose to our shareholders a grant to Mr. Slater of 3 million shares of restricted stock. This restricted stock grant is subject to shareholder approval and would vest over a four year period. Should the grant not be approved by our shareholders, we may be required to compensate Mr. Slater with additional cash payments, which are not included in the table above.

(3)	Certain other obligations include approximately $64.8 million of contractual letters of credit with maturity dates of less than one year. We also enter into unconditional purchase obligations with various vendors and suppliers of goods and services in the normal course of operations through purchase orders or other documentation or that are undocumented except for an invoice. Such unconditional purchase obligations are generally outstanding for periods less than a year and are settled by cash payments upon delivery of goods and services and are not reflected in this line item. In addition, in certain circumstances we are required to acquire additional equity interests from our minority interest partners in Brazil and Mexico. These purchase requirements are generally based on revenue targets in U.S. dollars which can be significantly impacted by currency fluctuations. The purchase price applicable to these obligations is typically based on formulas that will be used to value the subsidiaries’ operations at the time of purchase. We do not expect any payments related to these commitments in fiscal 2010 and these potential purchase amounts generally cannot be determined beyond one year and are not included in this line item. We have approximately $54.4 million of tax contingencies related to ASC 740, “Income Taxes,” as disclosed in note 12 of our consolidated financial statements. Based on the uncertainly of the timing of these contingencies, these amounts have not been included in this line item.
Off Balance Sheet Arrangements
Other than certain obligations and commitments described in the table above, we did not have any material off balance sheet arrangements as of October 31, 2009.
Trade Accounts Receivable and Inventories
Our trade accounts receivable were $430.9 million at October 31, 2009, compared to $470.1 million the year before, a decrease of 8%. Receivables in the Americas decreased 22%, while European receivables increased 6% and Asia/Pacific receivables increased 11%. In constant currency, consolidated trade accounts receivable decreased 16%. European receivables in constant currency decreased 6% and Asia/Pacific receivables in constant currency decreased 17%. Included in trade accounts receivable are approximately $24.9 million of Value Added Tax and Goods and Services Tax related to foreign accounts receivable. Such taxes are not reported as net revenues and as such, must be subtracted from accounts receivable to more accurately compute days sales outstanding. Overall days sales outstanding increased by approximately 2 days at October 31, 2009 compared to October 31, 2008.
Consolidated inventories totaled $267.7 million as of October 31, 2009, compared to $312.1 million the year before, a decrease of 14%. Inventories in the Americas decreased 32%, while European inventories decreased 7% and Asia/Pacific inventories increased 32%. In constant currency, consolidated inventories decreased 22%. European inventories in constant currency decreased 18% and Asia/Pacific inventories in constant currency decreased 2%. Consolidated average inventory turnover increased to 3.6 times per year at October 31, 2009 compared to 3.5 times per year at October 31, 2008.
Inflation
Inflation has been modest during the years covered by this report. Accordingly, inflation has had an insignificant impact on our sales and profits.
New Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board (“FASB”) issued the Accounting Standard Codification (“ASC”) Subtopic 105 “Generally Accepted Accounting Principles,” which establishes the Accounting Standards Codification as the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the codification. This ASC is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We updated our historical U.S. GAAP references to comply with the codification at the beginning of our fiscal quarter ended October 31, 2009. The adoption of this guidance did not have a material effect on our consolidated financial position, results of operations or cash flows.
In September 2006, the FASB issued authoritative guidance included in ASC Subtopic 820 “Fair Value Measurements and Disclosures,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007. We adopted this guidance at the beginning of our fiscal year ended October 31, 2009. The adoption of this guidance did not have a material effect on our consolidated financial position, results of operations or cash flows. See note 15 for certain required disclosures related to this guidance.

In February 2007, the FASB issued authoritative guidance included in ASC Subtopic 825 “Financial Instruments,” which permits companies to choose to measure certain financial instruments and other items at fair value that are not currently required to be measured at fair value. This guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007. We adopted this guidance at the beginning of our fiscal year ended October 31, 2009. The adoption of this guidance did not have a material effect on our consolidated financial position, results of operations or cash flows, since we did not elect the fair value option for any assets or liabilities.
In December 2007, the FASB issued authoritative guidance included in ASC Subtopic 805 “Business Combinations,” which requires us to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities to be recorded as a component of purchase accounting. In April 2009, the FASB issued additional guidance that requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value, only if fair value can be reasonably estimated and eliminates the requirement to disclose an estimate of the range of outcomes of recognized contingencies at the acquisition date. This guidance is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. We will adopt this guidance at the beginning of our fiscal year ending October 31, 2010 for all prospective business acquisitions. We have not determined the effect that the adoption of this guidance will have on our consolidated financial statements, but the impact will be limited to any future acquisitions beginning in fiscal 2010, except for certain tax treatment of previous acquisitions.
In December 2007, the FASB issued authoritative guidance included in ASC Subtopic 810 “Consolidation,” which requires noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008. We will adopt this guidance at the beginning of our fiscal year ending October 31, 2010. In the year of adoption, presentation and disclosure requirements apply retrospectively to all periods presented. These presentation and disclosure requirements resulted in the reclassification of minority interest liability to equity on our accompanying consolidated balance sheets and the movement of minority interest expense to a separate line after net loss on our accompanying consolidated statements of operations. Other than these presentation and disclosure changes, the adoption of this guidance did not have a material effect on our consolidated financial position, results of operations or cash flows.
In March 2008, the FASB issued authoritative guidance included in ASC Subtopic 815 “Derivatives and Hedging,” which requires enhanced disclosures to enable investors to better understand how and why derivatives are used and their effects on an entity’s financial position, financial performance and cash flows. This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We adopted this guidance at the beginning of our fiscal quarter ended April 30, 2009. The adoption of this guidance did not have a material effect on our consolidated financial position, results of operations or cash flows. See note 15 for certain required disclosures related to this guidance.
In April 2009, the FASB issued authoritative guidance included in ASC Subtopic 825 “Financial Instruments,” which enhances consistency in financial reporting by increasing the frequency of fair value disclosures. This guidance is effective for interim periods ending after June 15, 2009 and we adopted this guidance during the three months ended July 31, 2009. The adoption of this guidance did not have a material effect on our consolidated financial position, results of operations or cash flows. See note 15 for certain required disclosures related to this guidance.
In May 2009, the FASB issued authoritative guidance included in ASC Subtopic 855 “Subsequent Events,” which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. Specifically, this guidance provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance is effective for interim or annual financial periods ending after June 15, 2009, and is to be applied prospectively. We adopted this guidance as of July 31, 2009. The adoption of this guidance did not have a material effect on our consolidated financial position, results of operations or cash flows. See note 1 for certain required disclosures related to this standard.
Critical Accounting Policies
Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. To prepare these financial statements, we must make estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates also affect our reported revenues and expenses. Judgments must also be made about the disclosure of contingent liabilities. Actual results could be significantly different from these estimates. We believe that the following discussion addresses the accounting policies that are necessary to understand and evaluate our reported financial results.

Revenue Recognition
Revenues are recognized when the risk of ownership and title passes to our customers. Generally, we extend credit to our customers and do not require collateral. None of our sales agreements with any of our customers provide for any rights of return. However, we do approve returns on a case-by-case basis at our sole discretion to protect our brands and our image. We provide allowances for estimated returns when revenues are recorded, and related losses have historically been within our expectations. If returns are higher than our estimates, our results of operations would be adversely affected.
Accounts Receivable
It is not uncommon for some of our customers to have financial difficulties from time to time. This is normal given the wide variety of our account base, which includes small surf shops, medium-sized retail chains, and some large department store chains. Throughout the year, we perform credit evaluations of our customers, and we adjust credit limits based on payment history and the customer’s current creditworthiness. We continuously monitor our collections and maintain a reserve for estimated credit losses based on our historical experience and any specific customer collection issues that have been identified. Historically, our losses have been consistent with our estimates, but there can be no assurance that we will continue to experience the same credit loss rates that we have experienced in the past. Unforeseen, material financial difficulties of our customers could have an adverse impact on our results of operations.
Inventories
We value inventories at the cost to purchase and/or manufacture the product or the current estimated market value of the inventory, whichever is lower. We regularly review our inventory quantities on hand, and adjust inventory values for excess and obsolete inventory based primarily on estimated forecasts of product demand and market value. Demand for our products could fluctuate significantly. The demand for our products could be negatively affected by many factors, including the following:
•	weakening economic conditions;

•	terrorist acts or threats;

•	unanticipated changes in consumer preferences;

•	reduced customer confidence; and

•	unseasonable weather.
Some of these factors could also interrupt the production and/or importation of our products or otherwise increase the cost of our products. As a result, our operations and financial performance could be negatively affected. Additionally, our estimates of product demand and/or market value could be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory.
Long-Lived Assets
We acquire tangible and intangible assets in the normal course of our business. We evaluate the recoverability of the carrying amount of these long-lived assets (including fixed assets, trademarks, licenses and other amortizable intangibles) whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the carrying value exceeds the undiscounted future cash flows estimated to result from the use and eventual disposition of the asset. Impairments are recognized in operating earnings. We continually use judgment when applying these impairment rules to determine the timing of the impairment tests, the undiscounted cash flows used to assess impairments, and the fair value of a potentially impaired asset. The reasonableness of our judgment could significantly affect the carrying value of our long-lived assets.
Goodwill
We evaluate the recoverability of goodwill at least annually based on a two-step impairment test. The first step compares the fair value of each reporting unit with its carrying amount, including goodwill. We have three reporting units under which we evaluate goodwill for impairment, the Americas, Europe and Asia/Pacific. We estimate the fair value of our reporting units using a combination of a discounted cash flow approach and market approach. Material assumptions in our test for impairment include future cash flows of each reporting unit, discount rates applied to these cash flows and current market estimates of value. The discount rates used approximate our cost of capital. Future cash flows assume future levels of growth in each reporting unit’s business. If any of these assumptions significantly change, including a change in expected future growth rates or valuation multiples, we may be required to record future impairments of goodwill. If the carrying amount exceeds fair value under the first step of our goodwill impairment test, then the second step of the impairment test is performed to measure the amount of any impairment loss.
As of October 31, 2009, the fair value of the Americas reporting unit substantially exceeded its carrying value. For our Europe and Asia/Pacific reporting units, the fair value exceeded the carrying value by approximately 7% and 5%, respectively. Goodwill allocated to our Europe and Asia/Pacific reporting units was $184.8 million and $71.1 million, respectively, as of October 31, 2009. Based on the uncertainty of future growth rates and other assumptions used to estimate goodwill recoverability in these reporting units, future reductions in our expected cash flows for Europe or Asia/Pacific could cause a material impairment of goodwill.
Income Taxes
Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. We consider future taxable income and ongoing prudent and feasible tax planning strategies in assessing the value of our deferred tax assets. If we determine that it is more likely than not that these assets will not be realized, we would reduce the value of these assets to their expected realizable value, thereby decreasing net income. Evaluating the value of these assets is necessarily based on our judgment. If we subsequently determined that the deferred tax assets, which had been written down would, in our judgment, be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made.
On November 1, 2007, we adopted the authoritative guidance included in ASC Subtopic 740 “Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements. This guidance provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the tax position. We recognize accrued interest and penalties related to unrecognized tax benefits as a component of our provision for income taxes. The application of this guidance can create significant variability in our tax rate from period to period based upon changes in or adjustments to our uncertain tax positions.
Stock-Based Compensation Expense
We recognize compensation expense for all stock-based payments net of an estimated forfeiture rate and only recognize compensation cost for those shares expected to vest using the graded vested method over the requisite service period of the award. For option valuation, we determine the fair value using the Black-Scholes option-pricing model which requires the input of certain assumptions, including the expected life of the stock-based payment awards, stock price volatility and interest rates.
Foreign Currency Translation
A significant portion of our revenues are generated in Europe, where we operate with the euro as our functional currency, and a smaller portion of our revenues are generated in Asia/Pacific, where we operate with the Australian dollar and Japanese yen as our functional currencies. Our European revenues in the United Kingdom are denominated in British pounds, and substantial portions of our European and Asia/Pacific product is sourced in U.S. dollars, both of which result in exposure to gains and losses that could occur from fluctuations in foreign currency exchange rates. Our assets and liabilities that are denominated in foreign currencies are translated at the rate of exchange on the balance sheet date. Revenues and expenses are translated using the average exchange rate for the period. Gains and losses from translation of foreign subsidiary financial statements into U.S. dollars are included in accumulated other comprehensive income or loss.

As part of our overall strategy to manage our level of exposure to the risk of fluctuations in foreign currency exchange rates, we enter into various foreign currency exchange contracts generally in the form of forward contracts. For all contracts that qualify as cash flow hedges, we record the changes in the fair value of the derivatives in other comprehensive income or loss.
Forward-Looking Statements
All statements included in this report, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to, statements regarding the trends and uncertainties in our financial condition, liquidity and results of operations. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us and speak only as of the date of this report. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “likely,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” and similar expressions, and variations or negatives of these words. In addition, any statements that refer to expectations, projections, guidance, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors, including, but not limited to, the following:
•	continuing deterioration of global economic conditions and credit and capital markets;

•	our ability to remain compliant with our debt covenants;

•	our ability to achieve the financial results that we anticipate;

•	payments due on contractual commitments and other debt obligations;

•	future expenditures for capital projects;

•	our ability to continue to maintain our brand image and reputation;

•	foreign currency exchange rate fluctuations; and

•	changes in political, social and economic conditions and local regulations, particularly in Europe and Asia.
These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of the risks described in Item 1A. “Risk Factors” included in this report, and other factors. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, we cannot assure you that the forward-looking information contained herein will, in fact, transpire.